SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.      )
☒	Filed by the Registrant

☐	Filed by a Party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

PROCOM TECHNOLOGY, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ ☐	No fee required. Fee Computed on table below per Exchange Act Rules 14a-6(i)(i) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

☐ ☐
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

PROCOM TECHNOLOGY, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD FEBRUARY 4, 2003

To The Shareholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of PROCOM TECHNOLOGY, INC. (the “Company”), a California corporation, will be held on Tuesday, February 4, 2003 at 10:00 a.m., local time, at the Company’s offices at 58 Discovery, Irvine, California 92618 for the following purposes:

1.	To elect directors to serve for the ensuing year or until their successors are elected.

2.	To approve an additional 250,000 shares of Common Stock for issuance under the Company’s Employee Stock Purchase Plan.

3.	To ratify the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending July 31, 2003.

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on December 27, 2002, are entitled to notice of and to vote at the Annual Meeting, and at any adjournments or postponements thereof.

All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

Alex Razmjoo Chairman

Irvine, California
December 30, 2002

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROCOM TECHNOLOGY, INC.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of PROCOM TECHNOLOGY, INC. (the “Company”) for use at the Annual Meeting of Shareholders to be held Tuesday, February 4, 2003, at 10:00 a.m., local time, or at any adjournments or postponements thereof (the “Annual Meeting”), for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders (the “Notice”). The Annual Meeting will be held at the principal executive offices of the Company, 58 Discovery, Irvine, California 92618. The telephone number of the Company’s principal executive offices is (949) 852-1000.

These proxy solicitation materials and the Annual Report on Form 10-K for the fiscal year ended July 31, 2002, including financial statements, were first mailed on or about December 30, 2002 to all shareholders entitled to vote at the meeting.

RECORD DATE AND SHARE OWNERSHIP

Only shareholders of record at the close of business on December 27, 2002 are entitled to notice of and to vote at the meeting. The Company has one series of Common Stock outstanding, designated Common Stock, $.01 par value. At the record date, 16,084,708 shares of the Company’s Common Stock were issued and outstanding. No shares of the Company’s Preferred Stock were outstanding. Each shareholder of record is entitled to one vote for each share held on all matters to come before the Annual Meeting and at any adjournment or postponement thereof.

REVOCABILITY OF PROXIES

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

VOTING AND SOLICITATION

In the election of directors, a shareholder shall not be entitled to cumulate votes (i.e., cast for any one or more candidates a number of votes greater than the number of such shareholder’s shares) unless the candidate’s or candidates’ names have been placed in nomination prior to the commencement of the voting, and a shareholder has given notice at the meeting of such shareholder’s intention to cumulate votes. If any shareholder timely gives such a notice, each shareholder will be entitled to cast in the election of directors such number of votes as is equal to the number of shares held multiplied by the number of directors to be elected. Such votes may then be cast for a single candidate or may be distributed among two or more candidates as may be determined by the shareholder.

The accompanying proxy card grants the named proxies discretionary authority to vote cumulatively, if cumulative voting applies. In such event, unless otherwise instructed, the named proxies intend to vote equally “FOR” each of the five candidates for director. However, if sufficient numbers of Company shareholders exercise cumulative voting rights to elect one or more candidates, the named proxies will determine the number of directors they are entitled to elect, select such number from among the named candidates, cumulate their votes, and cast their votes for each candidate among the number they are entitled to elect. If voting is not conducted by cumulative voting, shareholders holding a majority of the Common Stock will be able to elect all of the directors, and the other shareholders will be unable to elect any director or directors. A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted in establishing the quorum.

Votes cast by proxy or in person at the Annual Meeting will be counted by the person appointed by the Company to act as an inspector of election for the meeting. The election inspector will treat shares represented by the proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of votes cast on any matter submitted to the shareholders for a vote.

The election inspector will treat shares referred to as “broker non-votes” as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a nominee or broker holding shares for a beneficial owner does not vote on a particular proposal because the nominee or broker does not have the discretionary voting power with respect to that item, and has not received voting instructions from the beneficial owner. For purposes of determining the outcome of any matter as to which the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters). Any unmarked proxies, including those submitted by brokers or nominees, will be voted as indicated in the accompanying proxy card.

The cost of soliciting votes will be borne by the Company. The Company has not retained any firm to solicit votes or proxy votes. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, personally or by telephone, facsimile or other means.

SECURITY OWNERSHIP BY PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of December 15, 2002 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the executive officers named in the table under “Executive Compensation and Other Matters—Executive Compensation—Summary Compensation Table” and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares Beneficially Owned
Name And Address Of Beneficial Owner(1)	Amount And Nature Of Beneficial Ownership	Percent Of Class
Aeneas Capital Management(7)	888,500	5.5%
100 S. Bedford Rd. # 240, Mt. Kisco, NY 10549
Special Situation Funds, LLP(7)	910,800	5.7%
153 E. 53rd Street, 51st Floor New York, NY 10022
Alex Razmjoo(2)(3)	1,537,500	9.6%
Frank Alaghband(2)(3)	1,532,004	9.5%
Nick Shahrestany(2)(3)	1,148,605	7.1%
Alex Aydin(4)	1,385,880	8.6%
Jack Bonne(5)	12,500.1%
Edward Kirnbauer(5)	3,000	* %
Dom Genovese(2)(6)	18,000	*
David Blake(2)(6)	17,000	*
All directors and executive officers as a group (5 persons)(3)(4)(5)(6)	4,291,109	26.7%

*	Less than one percent.

(1)	The address of each of the directors and officers is 58 Discovery, Irvine, California 92618.

(2)	A director of the Company.

(3)	Includes 22,500 shares of Common Stock which may be acquired within 60 days after December 15, 2002 through the exercise of stock options.

(4)	Includes 15,810 shares owned by the children of Mr. Aydin, which ownership is attributed to Mr. Aydin, and which ownership Mr. Aydin has disclaimed.

(5)	Includes 12,500 shares of Common Stock (3,000 in the case of Mr. Kirnbauer) which may be acquired within 60 days after December 15, 2002 through the exercise of stock options.

(6)	Includes 18,000 shares of Common Stock (17,000 in the case of Mr. Blake) which may be acquired within 60 days after December 15, 2002 through the exercise of stock options.

(7)
Information concerning Aeneas Capital Management is based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001. Information concerning Special Situation Funds, LLP is based solely on an amendment to Schedule 13G filed with the Securities and Exchange Commission by Special Situation Funds on February 13, 2002.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Proposals of shareholders which are intended to be presented by such shareholders at the Company’s 2003 Annual Meeting (to be held in 2004) must be sent to the Secretary of the Company at the Company’s principal executive offices at the address stated under “General” above. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is August 30, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

GENERAL

A board of five (5) directors is to be elected at the meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five (5) nominees named below, all of whom are presently directors of the Company. If voting is conducted by cumulative voting, the proxies named on the enclosed form of proxy will have discretionary authority (unless such authority is withheld) to cumulate votes among the nominees in such proportion as they see fit. In the event that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors (the “Board”) to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting, if applicable, see “Voting and Solicitation” above) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until his or her successor has been elected and qualified.

VOTE REQUIRED

If a quorum is present and voting, the five nominees receiving the highest number of affirmative votes cast will be elected to the Board of Directors. Votes withheld from all directors are counted for the purposes of determining the presence or absence of a quorum for the transaction of business, but have no other effect under California law. See “Voting and Solicitation” above.

NOMINEES

The names of the nominees, each of whom is currently a director of the Company, and certain information about them are set forth below:

Name	Age	Director Since	Position
Alex Razmjoo	40	1987	Chairman of the Board, President and Chief Executive Officer
Frank Alaghband	39	1987	Director
Nick Shahrestany	39	1987	Director
Dom Genovese(1)	60	1997	Director
David Blake(1)	61	1997	Director

(1)	Member of the Audit Committee and Member of the Compensation Committee.

All directors hold office until the next annual meeting of shareholders or until their successors have been elected and qualified. Officers serve at the discretion of the Board, subject to the terms of their employment agreements, if any. There are no family relationships between the executive officers or directors of the Company.

Alex Razmjoo is a founder of Procom Technology and has served as chairman, president and chief executive officer since the Company’s inception in 1987. Before forming Procom, Mr. Razmjoo was director of engineering for CMS Enhancements, a developer and reseller of mass data storage systems. He received a degree in electrical engineering from the University of California at Irvine and currently serves on the board of directors of its Graduate School of Management.

Frank Alaghband is a founder of Procom Technology and served as executive vice president of engineering and operations from the company’s inception until May 2002. While at Procom, he led the development of several award-winning network storage products. Mr. Alaghband has been involved in product development in the storage industry since 1984, starting his career at McDonnell Douglas’ Computer Systems Division, where he developed high-performance, multi-channel, caching disk controllers for the company’s mini computers. He holds a degree in electrical engineering from the University of California at Irvine. Mr. Alaghband has served as a director since 1987.

Nick Shahrestany, a Procom Technology founder, served as an executive vice president for the company until May 2002 and has been a director of the Company since 1987. Previously, Mr. Shahrestany was regional sales manager for CMS Enhancements. He received a degree in biological sciences, with a minor in electrical engineering, from the University of California at Irvine.

Dom Genovese has been a director of Procom Technology since 1997 and serves on the Board’s Audit and Compensation Committees. In his career, Mr. Genovese has been vice president of sales for Sync Research, a branch office networking solution provider, and a regional sales manager at Cisco Systems. He holds a degree in electrical engineering from the University of Maryland.

David Blake has been a director of Procom Technology since 1997 and serves on the Board’s Audit and Compensation Committees. Mr. Blake is currently on the faculty and was formerly the dean of the Graduate School of Management at the University of California at Irvine. An authority on business strategy, leadership and management education, Mr. Blake has served for two decades as a business school dean at such universities as Southern Methodist, Rutgers and Northeastern. He was also a professor and associate dean of the University of Pittsburgh’s Katz School of Business and a professor of political science at Wayne State University. Mr. Blake holds a Ph.D. in political science and international politics from Rutgers, an MBA from the University of Pittsburgh, and a degree in history from Dartmouth College.

Other Officers and Key Employees

John Bonne—Executive Vice President of Worldwide Operations

John Bonne, 60, is responsible for Procom’s global sales, marketing, engineering, manufacturing, technical support and MIS organizations. Mr. Bonne has more than 30 years of experience in general management, sales and marketing. He has served as senior vice president, division general manager and director of Sharp Microelectronics; CEO, president and of Sanyo Icon, a storage company acquired by EMC; senior vice president of worldwide sales, marketing and field service at McDonnell Douglas’ Computer Systems Division; and manager of corporate computer sales at Xerox’s Computer System Division. Mr. Bonne earned an MBA from the University of Chicago Graduate School of Business and a degree in mathematics and physics from Northern Illinois University.

Edward Kirnbauer—Controller and Acting Chief Financial Officer

Edward Kirnbauer, 38, is serving as Procom’s controller and acting chief financial officer. Mr. Kirnbauer joined Procom in May 2001 with more than 15 years of corporate experience, having held both controller and director positions at Capita Technologies, Inc., Bally Total Fitness Corporation and Encyclopedia Britannica. He has also served in various positions at The Marmon Group, Inc. and KPMG LLP. Mr. Kirnbauer is a CPA and holds an MBA from DePaul University and received an undergraduate degree in accounting from Illinois State University.

In September 2002, Kevin Michaels and Alex Aydin resigned from our Board of Directors.

The Board met seven times during the year ended July 31, 2002. Each of the Directors attended all of the Board meetings, except for Messrs. Razmjoo, Aydin and Alaghband, who each missed one meeting. Where appropriate, the Board has taken action by written consent.

BOARD COMMITTEES

The Board of Directors formed a Compensation Committee and an Audit Committee in October 1996. There is no Nominating Committee. Mr. Genovese is the Chairman of the Compensation Committee, and Mr. Blake is the Chairman of the Audit Committee.

Audit Committee.    The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting, and financial practices of the Company and its subsidiaries, and has general responsibility for overseeing internal controls and accounting and audit activities of the Company and its subsidiaries. Specifically, the Audit Committee (i) reviews prior to publication the Company’s annual financial statements with management and the Company’s independent accountants; (ii) reviews with the Company’s independent accountants the scope, procedures and timing of the annual audits; (iii) reviews the Company’s accounting and financial reporting principles and practices; (iv) reviews the adequacy and effectiveness of the Company’s internal accounting controls; (v) reviews the scope of other auditing services to be performed by the independent accountants; (vi) reviews the independence and effectiveness of the Company’s independent accountants, and their significant relationships with the Company; (vii) recommends the retention or appointment of the independent auditor of the Company, which is ultimately accountable to the Board through the Audit Committee; (viii) reviews the adequacy of the Company’s accounting and financial personnel resources; (ix) reviews the Audit Committee Charter on an annual basis; (x) reviews, or designates the Chairman of the Committee, to review with management and the independent accountants the results of any significant matters identified as a result of the accountants’ review procedures prior to filing any Form 10-Q; and (x) reviews any other matters relative to the audit of the Company’s accounts and the preparation of its financial statements that the Committee deems appropriate. During the year ended July 31, 2000, the Audit Committee adopted, and the Board accepted, an Audit Committee Charter which sets forth the duties and responsibilities of the Audit Committee, a copy of which is attached as Exhibit A to the proxy statement filed for that year with the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200 of the listing standards of the National Association of Securities Dealers.

The Compensation Committee makes recommendations to the Board concerning salaries and incentive compensation for the Company’s officers and employees and administers the Company’s 1995 Stock Option Plan (the “1995 Plan”) and the Company’s 1999 Employee Stock Purchase Plan.

During the fiscal year ended July 31, 2002, there were four meetings of the Audit Committee, while the Compensation Committee met in conjunction with meetings of the Board of Directors.

DIRECTOR COMPENSATION

Directors who are not compensated as employees of or consultants to the Company receive a $6,000 annual retainer fee, a fee of $2,000 per Board meeting attended, an annual fee of $500 for service on any committee and reimbursement of expenses incurred in attending Board meetings. In addition, Board members are granted options under the 1995 Plan to purchase 9,000 shares upon their initial election to the Board. Such options are granted at the fair market value of the stock on the date of grant, and vest over a four year period. In September 1997 and November 1997, Messrs. Genovese and Blake were each granted stock options under the 1995 Stock Option Plan to purchase 9,000 shares of the Company’s Common Stock with an exercise price equal to $12.625 and $17.50 per share, respectively, the market price of the Company’s Common Stock on the date such options were granted. In August 1999, Messrs. Genovese and Blake were granted options to purchase an additional 9,000 shares at an exercise price of $5.94 per share. In April 2001, Messrs. Genovese and Blake were granted options to purchase 9,000 shares at an exercise price of $6.48 per share. In March 1999, Mr. Blake exercised an option to purchase 1,000 shares.

During the year ended July 31, 1998, the exercise price of the options granted to the directors in fiscal 1998 was reduced to $8.50 per share, the fair market value of the stock on the date of the repricing. In September 1998, the exercise price of those options was further reduced to $4.50 per share. Messrs. Genovese and Blake did not participate in the decision to reprice their options.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Company has adopted provisions in its Articles of Incorporation that limit the liability of its directors for monetary damages arising from a breach of their fiduciary duties as directors to the fullest extent permitted by the California Corporations Code. The Company’s Bylaws provide that the Company must indemnify its directors and officers to the fullest extent permitted by the California Corporations Code. The Company generally enters into indemnification agreements with its executive officers and directors and maintains officer and director liability insurance with respect to certain liabilities.

EXECUTIVE COMPENSATION

The following table shows the compensation earned in fiscal 2002, 2001, and 2000 by the Company’s chief executive officer and the next five most highly paid executive officers during fiscal 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name And Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)	Securities Underlying Options(#)	All Other Compensation ($)(2)
Alex Razmjoo	2002	$217,308	—	$17,291	—	$10,234
Chairman, President and CEO	2001	215,769	—	17,648	—	10,086
	2000	225,000	—	16,151	30,000	9,840

Jack Bonne (3)	2002	152,296	23,341	—	—	—
Executive Vice President Operations	2001	50,063	5,804	—	50,000	—

Edward Kirnbauer(3)	2002	104,423	14,625	—	—	480
Acting Chief Financial Officer	2001	17,654	—	—	12,000	—

Frank Alaghband	2002	182,692	—	6,541	—	41,256
Former EVP—Operations	2001	215,769	—	6,000	—	10,086
	2000	225,000	—	5,987	30,000	9,840

Alex Aydin	2002	182,692	—	20,401	—	39,545
Former—Executive Vice President	2001	215,769	—	17,516	—	10,086
	2000	225,000	—	5,025	30,000	11,148

Nick Shahrestany	2002	182,692	—	16,238	—	19,681
Former Executive Vice President	2001	215,769	—	13,157	—	10,086
	2000	225,000	—	17,259	30,000	10,530

(1)	Reimbursement of various personal automobile and other expenses included in the executive officer’s taxable income.

(2)
Messrs. Shahrestany, Alaghband and Aydin resigned as officers of the Company in May, 2002. Amounts shown represent life insurance premiums paid by the Company for Messrs. Razmjoo, Shahrestany, Alaghband and Aydin, matching contributions made by the Company to the executive’s 401(k) plan pursuant to the terms of the Company’s 401(k) plan, and severance payments of $23,942 for Messrs. Alaghband and Aydin, and $17,307 for Mr. Shahrestany.

(3)	Mr. Bonne began working for the Company on February 20, 2001, while Mr. Kirnbauer began his employment on May 7, 2001.

STOCK OPTION INFORMATION

Option/SAR Grants in Last Fiscal Year.

During the year ended July 31, 2002, the Company made no grants of stock options to any executive officer named in the Summary Compensation Table.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, the shares acquired and the value realized on each exercise of stock options during the fiscal year ended July 31, 2001 and the fiscal year end number and value of exercisable and unexercisable options:

AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2002 AND FISCAL 2002 YEAR-END VALUES

Name	Shares Acquired on Exercise(#)	Value Realized	Number of Securities Underlying Unexercised Options at 7/31/02(#)		Value of Unexercised In-the-Money-Options at 7/31/02($)(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Alex Razmjoo(1)	—	$—	22,500	7,500	$—	$
Jack Bonne(1)	—	$—	12,500	37,500	$—	$
Edward Kirnbauer(1)	—	$—	3,000	9,000	$—	$
Frank Alaghband(1)	—	$—	22,500	7,500	$—	$
Nick Shahrestany(1)	—	$—	22,500	7,500	$—	$
Alex Aydin(1)	—	$—	22,500	7,500	$—	$

(1)
The amounts set forth represent the difference between the closing price of $.36 per share as of July 31, 2002 and the exercise price of the options, multiplied by the applicable number of shares underlying the options.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board consists of Messrs. Genovese and Blake. No member of the Compensation Committee or executive officer of the Company has a relationship that constitutes an interlocking relationship with executive officers or directors of another entity. The Compensation Committee reviewed the compensation of Mr. Razmjoo, and while a performance bonus had been paid in past years, Mr. Razmjoo declined, and the Compensation Committee concurred in the non-payment of, any bonus for the year ended July 31, 2002. The following report was completed by the Board of Directors.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended July 31, 2002, which include the consolidated balance sheets of the Company as of July 31, 2001 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three years ended July 31, 2002, and the notes thereto. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

REVIEW WITH MANAGEMENT

The Audit Committee has reviewed and discussed the Company’s audited financial statements with management.

REVIEW AND DISCUSSIONS WITH INDEPENDENT ACCOUNTANTS

The audit committee has discussed with KPMG LLP, the Company’s independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The audit committee has also received written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (which relates to the accountant’s independence from the Company and its related entities) and has discussed with KPMG LLP their independence from the Company.

CONCLUSION

Based on the review and discussions referred to above, the committee recommended to the Company’s Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2002.

SUBMITTED BY THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS

David Blake
Dom Genovese

REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION PHILOSOPHY

The overall policy of the Board of Directors, and the Compensation Committee, is to provide the Company’s executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. Accordingly, the compensation package for each executive officer is composed of three primary elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company’s achievement of financial performance targets and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company’s shareholders. As an executive officer’s level of responsibility increases, it is the Company’s general intent that a greater portion of the executive officer’s total compensation be dependent upon Company performance and stock price appreciation than upon base salary.

COMPONENTS OF COMPENSATION

The principal components of executive officer compensation are generally as follows:

Base Salary.    With respect to Messr. Razmjoo, his base salary is fixed in accordance with the terms of an employment agreement. See “Employment Agreements and Change in Control Agreements”. During the fiscal year, the Compensation Committee reviewed the annual base salary of the chief executive officer and recommended no change to his base pay. With respect to other officers and key employees who do not have formal employment agreements with the Company, salary is determined on the basis of individual performance and competitive market practices as reflected in informal information available to the Company.

Annual Performance Bonus.    Annual bonuses are payable to the Company’s executive officers in accordance with the terms of their respective employment agreements or compensation plans. Under the terms of such agreement, payment of the bonuses is within the discretion of the Compensation Committee and the Board of Directors, and takes into account the Company’s financial performance and attainment of various goals. While a performance bonus had been paid in some past years, Mr. Razmjoo declined, and the Compensation Committee concurred in the non-payment of, any bonus for the year ended July 31, 2002. With respect to other officers and key employees who do not have formal employment agreements with the Company, their target bonuses are determined on the basis of individual performance and competitive market practices as reflected in informal information available to the Company.

Long-Term Incentive Compensation.    Long-term incentives are provided through stock option grants and other stock-based awards under the Company’s 1995 Stock Option Plan. The Board believes that Mr. Razmjoo has interests closely aligned with shareholders due to the substantial portion of his individual net worth represented by his significant ownership of shares of the Company. In September 1999, the Compensation Committee determined that it would be appropriate to grant options to Mr. Razmjoo in order to properly incentivize him and to reward him for future performance. He was granted options to purchase 30,000 shares under the Company’s 1995 Stock Option Plan. Awards under the 1995 Plan are designed to further align the interests of each executive officer with those of the shareholders. It is the Board’s intent to provide other officers with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company’s business, and the Company has made option grants from time to time to other officers.

Stock Option Repricing

No previously granted options to purchase the common stock of the Company granted to executive officers or directors were repriced during the year ended July 31, 2002.

COMPENSATION OF THE CHAIRMAN AND PRESIDENT

For fiscal 2002, Mr. Razmjoo was paid a base salary at the rate of approximately $225,000 per year pursuant to his existing employment agreement. For two months in fiscal 2002, Mr. Razmjoo voluntarily reduced his base salary to $185,000. Mr. Razmjoo declined to accept a bonus based on the results of the Company’s operations in fiscal 2002. Accordingly, the Compensation Committee did not recommend, and the Company will not pay, a performance bonus to Mr. Razmjoo for fiscal 2002.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the United States Treasury Department, certain limited exemptions to Section 162(m) apply with respect to “qualified performance based compensation” and to compensation paid in certain circumstances by companies in the first few years following their initial public offering of stock. The Company has taken steps to provide that these exemptions will apply to compensation paid to its executive officers, and the Company will continue to monitor the applicability of Section 162(m) to its ongoing compensation arrangements. Accordingly, the Company does not expect that amounts of compensation paid to its executive officers will fail to be deductible by reason of Section 162(m).

September 1, 2002	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Dom Genovese
David Blake

THIS REPORT AND THE PERFORMANCE GRAPH BELOW WILL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EXCEPT TO THE EXTENT THAT THE COMPANY SPECIFICALLY INCORPORATES THE SAME BY REFERENCE.

PERFORMANCE GRAPH

Set forth below is a line graph comparing the percentage change in the cumulative return to the shareholders of the Company’s Common Stock with the cumulative return of the S&P 500 Index (the “S&P 500”) and of the Russell 3000 Technology Index for the various periods commencing on July 31, 1998 to July 31, 2002.

	July 31, 1998	July 31, 1999	July 31, 2000	July 31, 2001	July 31, 2002

Procom	100	150	829	160	7
Russell 3000 Technology Index 100	100	158	233	110	62
S&P 500 Index	100	139	149	127	81

The graph assumes that $100 was invested on July 31, 1998 in the Company’s Common Stock and in the S&P 500 and the Russell 3000 Technology Index, and that all dividends were reinvested. No dividends have been declared or paid on the Company’s Common Stock and the Company does not anticipate that any such dividends will be declared or paid in the foreseeable future. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

The Company has an employment agreement with Mr. Razmjoo. The agreement has a three-year term with an automatic renewal provision which provides that the agreement will perpetually maintain a three-year term unless terminated. Pursuant to the agreement, Mr. Razmjoo receives an annual salary of not less than $225,000, which may at the discretion of the Board be increased in light of performance, inflation or other factors. Mr. Razmjoo is also entitled to receive an annual bonus based on the Company’s performance, awarded at the discretion of the Board based upon the attainment of mutually agreed upon performance goals. Performance goals of the Company for purposes of calculating bonus payments are not specified in the employment agreements but rather are determined on a yearly basis by mutual agreement between the Board and Mr. Razjmoo. For two months during the year ended July 31, 2002, Mr. Razmjoo voluntarily reduced his annual salary from $225,000 to $185,000. Based on the performance of the Company in fiscal 2002, Mr. Razmjoo declined to accept, and the Compensation Committee declined to award, any bonus for the fiscal year ended July 31, 2002. In addition, Mr. Razmjoo is entitled to receive a monthly automobile allowance of $750 and reimbursement of business expenses. The Company is required to maintain a life insurance policy of $1 million for the benefit of Mr. Razmjoo, and he is entitled to participate in the other benefit programs of the Company available to its executive officers and employees generally. Mr. Razmjoo is entitled to an annual tax preparation allowance of $1,000. If the Company terminates his employment without Cause (as defined in the employment agreement) or if Mr. Razmjoo terminates his employment for Good Reason (as defined in the employment agreement), the Company is obligated to provide certain benefits to Mr. Razmjoo, including paying him 35 months base salary, subject to Internal Revenue Code restrictions, a pro rata bonus for the year of termination, and the continuation for up to two years of all Company-provided life insurance and medical benefits.

In May 2002, the employment of three executives of the Company was terminated. Pursuant to agreements executed between the Company and the executives, one of the executives will receive monthly payments of $18,750 for 36 months following termination, one will receive monthly payments of $18,750 for 30 months following termination, and the third will receive monthly payments of $18,750 for 30 months following termination and monthly payments of $37,500 for six months after the last such $18,750 monthly payment. Each former executive will be entitled to participate in the Company’s employee benefit, health and other insurance plans for the 36 months following their termination. In the fourth quarter of fiscal 2002, the Company recorded a charge of approximately $1.9 million for the present value of the remaining unpaid severance and employee benefits which is included in payable to related parties.

The Company’s stock option plan provides for acceleration of the vesting of awards granted thereunder upon the occurrence of certain events. Under the

1995 Plan, in the event of a merger or consolidation in which the company is not the surviving corporation, or the approval by the shareholders of a sale of all or substantially all of the Company’s assets, or a change in control of the Company, unless the Board decides prior to such an event that no acceleration of vesting of options shall occur, all outstanding options shall become immediately exercisable.

Equity Compensation Plans

The following table highlights the Company’s equity compensation plans as of July 31, 2002:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,729,552	$7.69	1,304,350
Equity compensation plans not approved by security holders	—	—	—

EMPLOYEE BENEFIT PLANS

The Company maintains a stock option plan for its executive officers and many of its key employees, an Employee Stock Purchase Plan and in addition, a “401(k)” savings and investment plan in which all eligible employees may participate. The Stock Option Plan, 401(k) Plan and the Employee Stock Purchase Plan are described below.

The 1995 Stock Option Plan

In 1995, the Company established a stock option plan (the “Plan”) for its executive officers, members of the Board of Directors and many of its key employees and consultants. The Plan is administered by the Compensation Committee and the Board of Directors. Options may be granted to executive officers and employees at the fair market value of the underlying stock on the date of grant. The options remain outstanding until they are exercised or expire. Generally, the options vest over a four-year period and remain outstanding for 10 years from the date of grant, or upon termination of employment, until 30 or 90 days after termination of employment. During the year ended July 31, 2002, no grants of options were made to any of the six current and former executive officers set forth in the “Summary Compensation Table” above. As more fully described above in “Employment Agreements and Change in Control Arrangements,” the Plan provides for acceleration of vesting of awards granted thereunder upon the occurrence of certain events.

401(k) Plan

Effective August 1992, the Company adopted a tax deferred savings plan (the “401(k) Plan”) that covers all full-time employees over the age of 21 with more than one year of service. An employee may contribute to the 401(k) Plan from 1% to 15% of his or her pretax compensation not to exceed in any given year the maximum amount allowable under Internal Revenue Service regulations. At the discretion of the Board, the Company may elect to match up to 100% of an employee’s contributions to the 401(k) Plan. The Company is not obligated to make matching contributions, but has done so in the past on a discretionary basis. The rates of pre-tax contributions may be reduced with respect to highly compensated employees, as defined in the Code, so that the 401(k) Plan will comply with Section 401(k) of the Code. Pre-tax contributions are allocated to each employee’s individual account, which is invested in selected investment alternatives according to the direction of the employee. An employee’s pre-tax contributions are fully vested and nonforfeitable at all times, while employer contributions to an employee’s account vest over a five-year period. An employee may also borrow from his or her account. All vested benefits are generally distributed to employees upon termination of employment. During the year ended July 31, 2002, pursuant to the terms of the 401(k) Plan, the Company made matching contributions totaling approximately $8,655 to the accounts of the current and former six executive officers set forth in the “Summary Compensation Table” above.

The 1999 Employee Stock Purchase Plan

In fiscal 1999, the Company established the 1999 Employee Stock Purchase Plan (the “Plan”) and reserved 250,000 shares for issuance thereunder. Shareholders approved the establishment of the Plan, and the reservation of shares at the Company’s January 1999 Annual Meeting of Shareholders. Under the Plan, employees may elect to have up to 10% of their after-tax wages or salaries deducted from each check, and then use such amounts to purchase the common stock of the Company at a discounted price. The price is 85% of the lower of the closing stock price on July 31 or December 31. Employees may enter the Plan only on defined entrance dates, but may withdraw from the Plan at any time during the applicable period, and receive a full refund of any amounts withheld, without interest. If employees do not withdraw, the total amount they have had deducted from their wages or salaries is accumulated once every six months, and then a certificate representing the applicable number of shares at the applicable purchase price is forwarded to the employee. During fiscal 2002, approximately 86,000 shares of stock were issued to approximately 30 employees under the Plan. Employees are provided with a summary of the rules of the Plan, and may be provided with a full copy of the Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively “Insiders”) to file initial reports of ownership (Forms 3) and reports of changes in ownership of Common Stock (Forms 4 and Forms 5) with the Securities and Exchange Commission as well as the Company and the Nasdaq National Market.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations from each Insider known to the Company that no other reports were required during the fiscal year ended July 31, 2002, the Company believes that except for one Form 4 to report a gift of stock that was filed late by Mr. Shahrestany, and one Form 4 to report a purchase of 5,000 shares by Mr. Aydin that was filed late, all Insiders filed all required reports on a timely basis.

CERTAIN TRANSACTIONS

In fiscal 2001 and 2002, the Company utilized the services of Advanced Construction Solutions, Inc. (ACS), an Orange County based real estate developer and general contractor to (a) locate a suitable facility for the Company to utilize as its corporate headquarters for approximately 18 months, (b) act as a general contractor to complete a build-out of necessary tenant improvements for the temporary facility, and (c) locate, and then negotiate the purchase of, and commence development of, a parcel of land in Irvine, California for the Company’s long-term corporate headquarters. ACS is owned 50% by a brother of Frank Alaghband, a Director of the Company. The Company also agreed to utilize ACS in the construction of the Irvine facility. The Company has expended approximately $7.7 million for construction costs through July 31, 2002. A majority of the construction costs were paid to ACS.

PROPOSAL TWO

APPROVAL OF AN ADDITIONAL 250,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER
THE 1999 EMPLOYEE STOCK PURCHASE PLAN

Proposal

The Company maintains the Procom Technology, Inc. 1999 Employee Stock Purchase Plan (the “ESPP”). Shareholders established the ESPP and approved the reservation of 250,000 shares for issuance under the ESPP in January 1999. Because there are currently approximately 108,000 shares left for issuance under that reservation, the Company is asking shareholders to approve an amendment to the the ESPP to increase the number of shares available for issuance under the ESPP by an additional 250,000 shares.

Summary of the ESPP

Purpose.    The purpose of the ESPP is to provide employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Compensation Committee and the Board of Directors believe that the Company should offer participation in the ESPP as an employee benefit, partly because many other technology companies currently offer their employees such a benefit, and the Company believes the ESPP will provide the opportunity for the Company to remain competitive with those companies.

Administration.    A full copy of the ESPP is filed with the version of this Proxy Statement that is being filed electronically with the SEC and is available at their website at www.sec.gov. A copy of the ESPP may also be requested from the Company’s Chief Financial Officer, or primary Human Resources administrator, at the Company at its address above. Please note that the following description of the ESPP is qualified in its entirety by the full text of the ESPP. The ESPP may be administered by the Board of Directors or a committee appointed by the Board (the “Administrator”). All questions of interpretation or application of the ESPP are determined by the Administrator, whose decisions are final and binding upon all participants. Members of the Board who are eligible employees are permitted to participate in the ESPP but may not vote on any matter affecting the administration thereof or the grant of any option pursuant thereto. No director who is eligible to participate in the ESPP may be a member of the committee appointed to administer it. No charges for administrative or other costs may be made against the payroll deductions of a participant in the ESPP. Members of the Board receive no additional compensation for their services in connection with the administration of the ESPP. The ESPP does not limit the Company’s ability to grant awards or authorize any other compensation under any other plan or authority.

Eligibility and Participation.    Any person who is employed by the Company (or any of its majority-owned subsidiaries) for 20 hours per week and more than five months in a calendar year is eligible to participate in the ESPP, provided that the employee is employed on the first day of an offering period. Eligible employees become participants in the ESPP by delivering to the Company a subscription agreement authorizing payroll deductions five business days prior to the applicable enrollment date, unless a later time for filing the subscription agreement has been set for all eligible employees. An employee who becomes eligible to participate in the ESPP after the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period. Approximately [250] persons (including all of the Company’s named executive officers) are currently eligible to participate in the ESPP.

Offering Dates.    The ESPP has six month offering periods beginning on the first trading day on or after January 1 and July 1. Shares are purchased for participating employees once every six months on the last day of each purchase period (the last day of each purchase period being the “Exercise Date”). The Board may alter the duration of the offering periods and purchase periods without shareholder approval if such change is announced at least five days prior to the scheduled beginning of the first offering period to be effected thereafter.

Purchase Price.    The purchase price per share at which shares will be sold under the ESPP is the lower of 85% of the fair market value of the Common Stock on the enrollment date or the Exercise Date, or for participants previously enrolled, the first day of each offering period or 85% of the fair market value of the Common Stock on the Exercise Date.

The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed 10% of a participant’s eligible compensation, which is defined in the ESPP to include the base straight time gross earnings, commissions (except for certain executive officers, whose eligible compensation shall not include commissions) and shift premium, but excluding incentive compensation and payments, bonuses or other compensation. A participant may at any time discontinue his or her participation in the ESPP or may increase or decrease the rate of payroll deductions. Payroll deductions shall commence on the first payday in the offering period, and shall continue at the same rate until the end of the offering period and for consecutive offering periods unless sooner terminated as provided in the ESPP. All payroll deductions are credited to the participant’s account under the ESPP and are deposited with the general funds of the Company. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose.

Purchase of Stock.    At the beginning of each offering period, by executing a subscription agreement to participate in the ESPP, each participant is in effect granted an option to purchase shares of Common Stock on each Exercise Date. The maximum number of shares placed under option to a participant in an offering period is that number determined by dividing the amount of participant’s total payroll deductions to be accumulated during the offering period by the applicable purchase price. Unless a participant withdraws from the ESPP, such participant’s option for the purchase of shares will be exercised automatically at the end of the offering period for the maximum number of shares at the applicable price.

Notwithstanding the foregoing, no employee will be permitted to subscribe for shares under the ESPP if, immediately after the grant of the option, the employee would own 5% or more of the voting power or value of all classes of stock of the Company or any of its subsidiaries (including stock which may be purchased under the ESPP or pursuant to any other options), nor shall any employee be allowed to buy more than $25,000 worth of stock (determined at the fair market value of the shares at the time the option is granted) pursuant to all Company stock purchase plans in any calendar year.

Withdrawal.    A participant’s interest in a given offering may be terminated in whole, but not in part, by signing and delivering to the Company a notice of withdrawal from the ESPP. Any withdrawal by the participant of accumulated payroll deductions for a given offering period automatically terminates the participant’s interest in that offering period. The failure to maintain continuous status as an employee of the Company for at least 20 hours per week during an offering period will be deemed to be a withdrawal from that offering period. The ESPP also provides that participants will be deemed to have withdrawn from an offering during certain leaves of absence. Generally, a participant’s withdrawal from an offering period does not have any effect upon such participant’s eligibility to participate in subsequent offering periods.

Termination of Employee.    Termination of a participant’s employment for any reason, including retirement or death, cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

Nontransferability.    No rights or accumulated payroll deductions of a participant under the ESPP may be pledged, assigned or transferred for any reason and any such attempt may be treated by the Company as an election to withdraw from the ESPP.

Amendment and Termination of the ESPP.    The Board may at any time amend or terminate the ESPP, except that such termination shall not affect options previously granted, provided that an offering period may be terminated if the Board determines that such termination is in the best interests of the Company and its shareholders. No amendment may be made to the ESPP without prior approval of the shareholders of the Company if such amendment would constitute an amendment for which shareholder approval is required under the federal securities laws or the Code. In any event, the ESPP will terminate by its own terms in 2009.

Antidilution Adjustments.    As is customary in stock incentive plans of this nature, the number of shares available under the ESPP, as well as the ESPP purchase price and share limits, are subject to adjustment in the case of certain corporate events such as reorganizations, mergers, combinations, consolidations, recapitalizations, stock splits, stock dividends and other similar extraordinary events that affect the Company’s common stock.

Plan Benefits.    None of the Named Executive Officers or any directors participated in the ESPP during the fiscal year ended July 31, 2002. No shares have been or are expected to be reserved for any of the Named Executive Officers or any directors, except for their participation in the ESPP, if allowed, under the same terms and conditions as apply to all participants in the ESPP.

Certain Federal Income Tax Information

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the holding period. If the shares are sold or disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on the holding period. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized upon a sale or disposition of shares prior to the expiration of the holding periods described above.

Need for additional shares

At July 31, 2002, there were approximately 108,000 shares available for issuance under the ESPP. During fiscal 2002, approximately 86,000 shares were purchased and issued under the ESPP. In the event that additional purchases and issuances are made in fiscal 2003, the number of shares currently available for issuance under the ESPP may prove to be inadequate to cover those purchases, and accordingly. Shareholders are asked to approve an additional 250,000 shares to be made available for issuance under the ESPP in order to continue the ESPP in fiscal 2003 and beyond.

Required Vote; Recommendation of the Board of Directors

The approval of the reservation of an additional 250,000 shares for issuance under the ESPP requires the affirmative vote of a majority of the shares represented, in person or by proxy, and entitled to vote at the Annual Meeting (which shares voting affirmatively also constitute at least a majority of the required quorum).

Shareholders should note that because certain Directors (subject to re-election and shareholder approval) may participate under this proposal, such Directors of the Company may have a personal interest in the proposal and its approval by shareholders. However, the members of the Board believe that the Amendment is in the best interests of the Company and its shareholders.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE THE RESERVATION OF AN ADDITIONAL 250,000 SHARES FOR ISSUANCE UNDER THE ESPP.

PROPOSAL THREE

INDEPENDENT PUBLIC ACCOUNTANTS

For the 2002 fiscal year, KPMG LLP provided audit services which included an audit of the Company’s annual financial statements, and assistance and consultation in connection with the Company’s filings with the Commission. Audit services were provided with the approval of the Board of Directors which considered, among other factors, the independence of the public accountants. Arrangements for non-audit services, if any, are made by management with the knowledge of the Board of Directors.

Upon the recommendation of the Audit Committee, the Board has selected KPMG LLP to provide audit services to the Company for the fiscal year ending July 31, 2003. Their selection is not required to be submitted for shareholder approval, but the Board of Directors has elected to seek ratification of its selection of the independent accountants by the affirmative vote of a majority of the shares represented and voted at the Annual Meeting. If a majority of the shares represented do not ratify this selection, the Board of Directors will reconsider its selection of KPMG LLP and will either continue to retain this firm or appoint new auditors upon recommendation of the Audit Committee.

Following are the fees paid by the Company to KPMG LLP for the fiscal year ended July 31, 2002:

AUDIT FEES.    Fees of $ 259,460 were billed for professional services rendered to the Company and its subsidiaries for the audit of the Company’s financial statements for fiscal 2001 and review of the financial statements included in the Company’s Forms 10-Q for fiscal 2002.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES.    No services were rendered by KMPG LLP to the Company or its subsidiaries in connection with financial information systems design and implementation, and as a result no fees were billed with respect to such matters.

ALL OTHER FEES.    Fees of $6,206 were billed for other services rendered by KPMG LLP to the Company and its subsidiaries in connection to tax consulting.

The Audit Committee considered the provision of the services listed above by KPMG LLP and determined that the provision of such services was compatible with maintaining the independence of KPMG LLP.

There are no affiliations between the Company and KPMG LLP, its partners, associates or employees, other than as pertain to the engagement of KPMG LLP as independent auditors for the Company in the previous year. A representative of KPMG LLP will, if any shareholder requests in advance of the Annual Meeting, be present at the Meeting and he or she will be given the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED JULY 31, 2003.

ANNUAL REPORT

The Company’s 2002 Annual Report, comprised of its Annual Report on Form 10-K, containing consolidated balance sheets as of July 31, 2002 and July 31, 2001 and consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three year period ended July 31, 20021 has previously been provided or accompanies this Proxy Statement. Upon written request, the Company will send you, without charge, a copy of its Annual Report on Form 10-K (without exhibits) for the fiscal year ended July 31, 2002, which the Company has filed with the Commission. The written request should be directed to the Investor Relations Department, at the address of the Company set forth on the first page of this Proxy Statement.

OTHER BUSINESS OF THE ANNUAL MEETING

Management is not aware of any matters to come before the Annual Meeting or any postponement or adjournment thereof other than the election of directors, the reservation of additional shares for issuance under the ESPP and the ratification of KPMG LLP as the Company’s independent auditors. However, inasmuch as matters of which Management is not now aware may come before the meeting or any postponement or adjournment thereof, the proxies confer discretionary authority with respect to acting thereon, and the persons named in such proxies intend to vote, act and consent in accordance with their best judgment with respect thereto, provided that, to the extent the Company becomes aware a reasonable time before the Annual Meeting of any matter to come before such meeting, the Company will provide an opportunity to vote by proxy directly on such matter. Upon receipt of such proxies in time for voting, the shares represented thereby will be voted as indicated thereon and as described in this Proxy Statement.

By Order of the Board of Directors

By:	/s/ ALEX RAZMJOO
Alex Razmjoo Chairman of the Board and Chief Executive Officer
Irvine, California
December 30, 2002

PROCOM TECHNOLOGY, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

2002 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD FEBRUARY 4, 2003

The undersigned shareholder of Procom Technology, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated December 30, 2002, and hereby appoints Alex Razmjoo and Edward Kirnbauer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2002 Annual Meeting of Shareholders of Procom Technology, Inc., to be held on February 4, 2003 at 10:00 a.m., local time, at the Company’s principal executive offices at 58 Discovery, Irvine, California 92618, and at any adjournment thereof, and to vote all the shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

1.	ELECTION OF DIRECTORS:

☐    FOR all nominees listed below (except as indicated)

☐    WITHHOLD AUTHORITY to vote for all nominees listed below

IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE’S NAME IN THE FOLLOWING LIST:

Alex Razmjoo	Frank Alaghband	David Blake
Nick Shahrestany	Dom Genovese

2.	PROPOSAL TO RESERVE AN ADDITIONAL 250,000 SHARES OF STOCK FOR ISSUANCE UNDER THE 1999 EMPLOYEE STOCK PURCHASE PLAN

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT AUDITORS OF THE COMPANY FOR FISCAL YEAR 2002

☐ FOR	☐ AGAINST	☐ ABSTAIN

And in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment or postponement thereof.

(Continued on reverse side)

(Continued from other side)

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION AND NO ABSTENTION IS INDICATED, WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF EACH OF THE FIVE (5) NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY, INCLUDING, IF REQUESTED, UTILIZING CUMULATIVE VOTING, FOR THE RESERVATION OF AN ADDITIONAL 250,000 SHARES UNDER THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Dated: , 200

SIGNATURE

SIGNATURE

(This Proxy should be marked, dated and signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)